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                                                                  Exhibit 10.42


                                        CONFIDENTIAL TREATMENT REQUESTED UNDER
                        17.C.F.R. SECTIONS 200.80(b) (4), 200.83 and 240.24b-2


                        DEVELOPMENT AND SUPPLY AGREEMENT

                                     Gd-Tex

      This Agreement is entered into as of this 16th date of June, 1998, by and between Pharmacyclics Inc., having a principal place of business at 995 E. Arques Avenue, Sunnyvale, CA 94086 ("Pharmacyclics") and Abbott Laboratories, having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott").

                                   WITNESSETH:

      WHEREAS, Pharmacyclics either owns or has a license to certain rights relating to the proprietary compound gadolinium texaphyrin, a human pharmaceutical agent for the treatment of certain diseases;

      WHEREAS, Pharmacyclics desires to develop such agent and wishes to market and commercially distribute such agent;

      WHEREAS, Abbott has the experience and expertise necessary to perform development, final formulation, analytical testing and quality assurance services for the manufacturing, labeling and packaging of such pharmaceutical agent on behalf of Pharmacyclics; and

      WHEREAS, Pharmacyclics desires that Abbott perform such services, and Abbott desires to perform such services for such finished pharmaceutical agent.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Pharmacyclics and Abbott agree as follows:




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1. DEFINITIONS.

      1.1 "Contract Year" shall mean the twelve-month period commencing on the first day of the month of either January, April, July, or October, whichever one is the first to follow the first month that Pharmacyclics makes its first bona fide sale of Product in the U.S. to a non-affiliate customer after Pharmacyclics has received an approved NDA from the FDA.

      1.2 "Delivery Systems" shall mean [***]

      1.3 "Drug" shall mean the proprietary compound gadolinium texaphyrin, a human pharmaceutical agent used for the treatment of certain diseases.

      1.4 "Drug Substance" shall mean the Drug in bulk form that Pharmacyclics (or its third party supplier) delivers to Abbott for incorporation into Product which meets the Drug Substance Specifications.

      1.5 "Drug Substance Specifications" shall mean the detailed analytical description of the Drug Substance, which shall be set forth on Exhibit 1.5.

      1.6 "Effective Date" shall mean the date first above written.

      1.7 "FD&C Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

      1.8 "FDA" shall mean the United States Food and Drug Administration or any successor entity.

      1.9 "GMPs" shall mean the practices set out in the guidelines and regulations published as the Current Good Manufacturing Practices of the FDA, as amended from time to

*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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time, as well as all applicable federal, state and local laws, rules and regulations in the United States.

      1.10 "Health Authority" shall mean the health regulatory agency of a country in the Territory or the European Union.

      1.11 "NDA" shall mean a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time or equivalent application to the Health Authority of a country other than the United States.

      1.12 "Product" shall mean the Drug in final dosage form packaged as a finished product in the Delivery Systems, and conforming to the Product Specifications.

      1.13 "Product Specifications" shall mean the detailed analytical description of the Product, which the parties shall develop mutually and which the parties may amend from time to time based on written mutual agreement which shall be set forth on Exhibit 1.13.

      1.14 "Territory" shall mean the United States of America and Canada.


2. PRODUCT DEVELOPMENT PROJECT.

      Promptly after the execution of this Agreement, the parties shall undertake a product development project consisting of the specific research and development activities detailed in Articles 3 and 4 hereof. The parties shall use best reasonable efforts to complete successfully the product development project. It is understood and agreed that there is no guarantee that the product development project will be successful and no warranty or guarantee of any kind is given by either party that a marketable product will result from the project. The parties shall conduct






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the project in accordance with a product development project timetable that the parties shall develop and which shall be set forth on Exhibit 2.

3. ABBOTT'S RESEARCH AND DEVELOPMENT RESPONSIBILITIES.

      The objective of the product development project shall be for Abbott to develop the Drug in the Delivery Systems and to assist Pharmacyclics in obtaining an approved NDA in the Territory and foreign equivalents covering the Product. Abbott shall manufacture clinical and commercial supplies of the Product and deliver the Product to Pharmacyclics, which Pharmacyclics shall then sell such commercial supplies as a human pharmaceutical product, as herein provided. To that end, Abbott shall have the following responsibilities:

      a. Identify or obtain compatible FDA approved materials, including, but not limited to, components, containers, closures and labeling materials, for use in developing and manufacturing the Product; where the parties shall agree mutually to such materials.

      b. Manufacture, label and package clinical batches, stability supplies and process validation batches of Product in accordance with current GMP's and perform, as required, the Drug solution extractable studies set forth on Exhibit 3, the protocols of which the parties shall agree to mutually.

      c. Develop optimal terminal sterilization cycles for the Product which the parties shall agree to mutually.

      d. Prepare suitable manufacturing instructions and manufacturing controls for inclusion in regulatory submissions which the parties shall agree to mutually.




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      e.    Provide appropriate Health Authority with letters of authorization referencing Abbott's Drug Master File containing microbiological data, process validation data, batch documents and other data required to support regulatory submissions.

      f. Provide Pharmacyclics and appropriate Health Authority with letters of reference to Abbott's applicable NDAs, including NDA supplements, ANDAs and Drug Master Files ("DMFs") needed to support Pharmacyclics' worldwide regulatory submissions and assist Pharmacyclics in responding to questions from government regulatory agencies concerning the Product.

      g. Conduct manufacturing equipment, material contact and cleaning validation studies, sterilization process validation studies, filter compatibility studies, container closure kinetics and, in a timely manner, develop data required to pass FDA pre-approval and other appropriate Health Authority inspections and to support the manufacture of the Product in the Abbott manufacturing facility.

      h. Permit Pharmacyclics or its designee to conduct all necessary GMP and Quality Assurance ("QA") reviews of Abbott facilities, systems, documentation, including review and receipt of copies of Abbott manufacturing batch records and QA/QC release documentation.

      i. Provide Pharmacyclics with acceptable environmental impact statements for inclusion with regulatory submissions, if required.

      j. Assist Pharmacyclics in the development of instructions for use, which will be submitted as labeling in regulatory submissions relating to the Product.




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      k.    Provide Pharmacyclics (or its sublicensees) with all information, data, reports, etc. that Pharmacyclics may reasonably request relating to manufacturing, documentation, development and stability reports, etc. for regulatory submissions.

      l. Perform stopper extractable studies with Product where the parties shall agree to such protocols.

4. PHARMACYCLICS' PRODUCT RESEARCH AND DEVELOPMENT RESPONSIBILITIES.

Pharmacyclics shall have the following research and development responsibilities:

a.    Develop Product formulation in consultation with Abbott.

b. Provide approved Drug Substance, with certificates of analysis, at no cost to Abbott, for formulation studies, stability batches, manufacturing studies, and development needs as required by Abbott for execution of its responsibilities under this Agreement. Drug Substance shall conform with the Drug Substance Specifications.

c. Provide Abbott with assay standards for Drug Substance and any other proprietary assay standards and certificates of analysis as may be required to perform quality control testing.

d. Develop, validate and provide to Abbott analytical test methods for Drug Substance and Product HPLC determination of potency, impurities, and degradation products to be used for regulatory submissions, as well as for use in manufacture of Product.





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e.    Provide all compendial specifications and testing instructions for Drug
      Substance, if such specifications are available.

f. Provide Abbott with technical data on Drug Substance to include: 1) material safety data sheets with environmental and safety information; and
      2) additional detailed data, if necessary, to define potential hazards and to establish employee exposure levels and equipment cleanability limits.

g. Perform and be responsible for all clinical/efficacy studies necessary to obtain marketing approval.

h.    Conduct all stability testing and compile data for regulatory submissions.

i. Prepare and submit to appropriate Health Authorities information covering the Product, respond to all questions from the Health Authorities, take necessary steps to obtain marketing approvals and maintain the approved regulatory submissions related thereto.

j. Provide Abbott with copies of regulatory filings as necessary for Abbott to obtain regulatory pre-inspections.

k. Conduct all other research and development and other work required to submit appropriate regulatory submissions and obtain marketing approvals covering the Product.

l.    Maintain a stability program for and retain samples of the marketed
      Product.





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5. PAYMENT FOR ABBOTT'S DEVELOPMENT EFFORTS.

      5.1 Research and Development Fee. To reimburse Abbott for its participation in the product development project, Pharmacyclics shall pay to Abbott a non-refundable (subject to Section 11.2 hereof) research and development fee of [***] for Abbott's research efforts relating to the [***] Delivery Systems only. The research and development fee shall be paid to Abbott according to the following milestones; provided, however, if Abbott does not achieve certain milestones below, no payments shall be due for such milestone:

      a.    [***]                                            within thirty (30)
            days after Abbott receives Drug Substance from Pharmacyclics [***] and Pharmacyclics receives Abbott's invoice for the amount due. Any advance payment made by Pharmacyclics prior to the final execution of this Agreement for start-up of the product development project shall be credited against this installment.

      b.    [***]                                            within thirty (30)
            days after receipt and acceptance by Pharmacyclics of NDA stability supplies (and copies of associated batch records) from Abbott and receipt of Abbott's invoice for the amount due.

      c.    [***]                                            within thirty (30)
            days after Pharmacyclics files an NDA or a foreign equivalent covering the Product and receipt of Abbott's invoice for the amount due.

*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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      Supplemental international regulatory work and development work to support international filings outside the Territory or outside of the European Union shall be quoted separately on a country-by-country basis.

      5.2 Changes in Project Scope. If changes occur in the product development project or Product Specifications, or if technical difficulties result that require Abbott to perform either additional work or repeat work and the reasons for such work are not due to Abbott's fault or negligence, Pharmacyclics shall pay Abbott's costs for such work, subject to Pharmacyclics' prior approval. Following Pharmacyclics' review and approval of such protocols, Abbott shall implement such new or modified protocols. Reimbursement for such additional work shall be at the rate [***] plus out-of-pocket costs for reasonable travel and substance, materials and supplies. Abbott shall provide Pharmacyclics with a new or revised test protocol with cost estimates for such work and Pharmacyclics shall pay Abbott within thirty (30) days of completion of such work.

      5.3 Additional Certification Costs. Abbott has several validated terminal sterilization cycles and each one is documented in a master sterilization package. If a new master sterilization certification package is required by the FDA, Pharmacyclics shall pay Abbott for the additional costs. Abbott currently estimates such cost to be [***].


6. CLINICAL AND STABILITY BATCHES.

      After Product formulation, concentration and fill volume have been specified by Pharmacyclics in consultation with Abbott, and after Abbott has completed successfully all the


*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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work required prior to such manufacturing stability and clinical batches in accordance with the project development project, Pharmacyclics shall place a purchase order for and Abbott shall provide to Pharmacyclics clinical or stability supplies consisting of three (3) lots of Product. All lots shall be manufactured from different production lots of Drug Substance, if possible. Abbott and Pharmacyclics shall develop mutually a protocol which shall define the formulation, concentration, fill volume, and the components for each lot.

      If additional clinical or stability supplies other than those specified above or if sample lots from the Abbott manufacturing facility are required by Pharmacyclics or the FDA or other Health Authority, Pharmacyclics will issue separate purchase orders for such supplies. The per unit cost of Product manufactured in connection with this Article 6 shall be as set forth on Exhibit 8.6.1.

7. PHARMACYCLICS' REGULATORY SUBMISSIONS.

      Pharmacyclics agrees that Abbott shall have the right to review the portions of Pharmacyclics' proposed regulatory submissions relating to Abbott's packaging or manufacturing procedures before the submissions are filed with the appropriate Health Authority. Abbott shall complete its review within ten (10) days after receipt from Pharmacyclics of a proposed regulatory submission or amendment. Abbott's failure to comment upon any such submission or amendment within such ten (10) day period shall be deemed to be approval of submission or amendment. Abbott shall consult with and advise Pharmacyclics in responding to questions from the regulatory agencies regarding Pharmacyclics' submission(s) for Product. Abbott agrees that Pharmacyclics shall be the sole owner of any regulatory submission filed pursuant to this Agreement. In the event that Abbott is required to include any Product-specific information in a





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DMF or other regulatory filing, Pharmacyclics shall have the same right and responsibilities of review and approval of such regulatory filing as are set forth in this Article 7 for Abbott's review and approval of Pharmacyclics' regulatory submissions and amendments.

8. MANUFACTURE AND SUPPLY OF PRODUCT.

      8.1 Purchase and Sale of Product. Pursuant to the terms and conditions of this Article 8, during the term of this Agreement Abbott shall manufacture (at its manufacturing facility in North Chicago, Illinois or such other Abbott manufacturing plant that the parties may mutually agree to), sell and deliver Product exclusively to Pharmacyclics (or its sublicensees) and Pharmacyclics (or its sublicensees) shall purchase Product exclusively from Abbott and take delivery of Pharmacyclics' (or its sublicensees) total requirements of Product for sale in the Territory. In addition, Abbott shall manufacture, sell and deliver Product exclusively to Pharmacyclics for all of Pharmacyclics' (or its sublicensees') total worldwide requirements of the Product. Product shall be manufactured in accordance with the Product Specifications. Product Specifications may be altered from time to time by written agreement of the parties without the necessity of amending this Agreement.

      8.2 Pharmacyclics' Purchase Requirement. During the term of this Agreement, Pharmacyclics shall purchase from Abbott and take delivery of Pharmacyclics' total requirements of Product for sale in the Territory, but not less than one (1) batch of Product each Contract year where a batch shall be approximately twenty-five thousand (25,000) units. In lieu of taking delivery of Product, Pharmacyclics may pay for its minimum purchase requirement at the prices set forth on Exhibit 8.6.1 and waive Abbott's manufacture and delivery obligations for Product.



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In the latter event, Abbott shall invoice Pharmacyclics for the amount payable, and Pharmacyclics shall pay Abbott within thirty (30) days after receipt of Abbott's invoice.

      8.3 Minimum Orders and Delivery Variances. The minimum quantity of Product ordered hereunder in any one order shall be the minimum batch size of the Abbott manufacturing facility which is estimated to be approximately twenty-five (25,000) units. Delivery of Product by Abbott may vary plus/minus five percent (+5%) from unit quantities ordered by Pharmacyclics and such delivery shall be in full compliance with this Agreement.

      8.4 Government Approvals. Notwithstanding any other provision of this Agreement, Abbott shall have no obligation to manufacture, sell or deliver Product to Pharmacyclics and Pharmacyclics shall have no obligation to purchase and take delivery of Product for commercial purposes until Pharmacyclics has obtained necessary government approvals required to sell Product in the then relevant territories of the United States or selected international markets.

      8.5 Manufacture of Product.

      8.5.1 Abbott shall manufacture Product for Pharmacyclics from Drug Substance and Product package inserts that Pharmacyclics shall supply to Abbott at no cost to Abbott. Pharmacyclics shall supply Drug Substance and Product package inserts in quantities sufficient to satisfy Abbott's gross manufacturing requirements. Drug Substance and Product package inserts shall be delivered F.O.B. Abbott's plant pursuant to no-cost purchase orders issued by Abbott to Pharmacyclics. Pharmacyclics warrants to Abbott that Drug Substance supplied to Abbott hereunder shall meet the Drug Substance Specifications. It is agreed that Abbott's use of Drug Substance received from Pharmacyclics shall be limited to research and development contemplated by this Agreement and the manufacture of Product for Pharmacyclics. Within





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thirty (30) days after receipt of Drug Substance supplied by Pharmacyclics hereunder, Abbott shall 1) examine the shipment in order to determine whether it meets the Drug Substance Specifications, and 2) notify Pharmacyclics of any claim that any portion of that shipment fails to meet the agreed upon Drug Substance Specifications. In the event of such claim, Pharmacyclics shall have the right to confirm such findings at Abbott's manufacturing location, and upon such confirmation, Pharmacyclics shall replace, at no cost to Abbott, the portion of the Drug Substance shipment which does not conform to the Drug Substance Specifications. If due to an intentionally wrongful act or any negligent act or omission on Abbott's part, and as a result thereof, Product manufactured hereunder fails to conform with Product Specifications, Abbott's sole liability, with respect to replacement of Product, in such case shall be limited to replacement of Product, at no cost to Pharmacyclics, with conforming Product using Drug Substance purchased from Pharmacyclics at Pharmacyclics' purchase cost/kg as evidenced by Pharmacyclics' invoices provided by notice to Abbott from time to time.

      8.5.2 Title to Drug Substance supplied by Pharmacyclics hereunder shall remain with Pharmacyclics. Abbott shall assume all responsibility and risk for the safekeeping, storage and handling for all shipments of Drug Substance delivered hereunder. In the event of loss or damage, Pharmacyclics shall supply to Abbott Drug Substance required for replacement at Pharmacyclics' purchase cost/kg as evidenced by Pharmacyclics' invoices provided by notice to Abbott from time to time. The consumption of Drug Substance for the manufacture of Product shall be in accordance with the maximum consumption factors to be mutually agreed upon in writing as promptly as practicable by Abbott and Pharmacyclics and subject to change from time to time.



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      8.5.3 If non-standard, specialized equipment is required to manufacture
Product for Pharmacyclics, the cost of such equipment shall be paid by Pharmacyclics, subject to Pharmacyclics' prior approval of such costs, which approval shall not be unreasonably withheld. Abbott shall advise Pharmacyclics of specialized equipment required and the estimated cost(s) associated with the purchase and installation of such equipment. Pharmacyclics shall be billed for all approved costs after installation and acceptance of the equipment by Abbott. Pharmacyclics shall make payment no later than thirty (30) days after receipt of an invoice. Title to the equipment shall be in Abbott's name. Upon termination or expiration of this Agreement, Abbott shall, at its option, transfer ownership of such specialized equipment to Pharmacyclics or purchase the equipment by paying Pharmacyclics the then current book value of the equipment. If Abbott uses the specialized equipment for manufacture of a product other than Product for Pharmacyclics, Abbott shall promptly notify Pharmacyclics and purchase the equipment by paying Pharmacyclics the then current book value of the equipment based on an amortization schedule in accordance with current United States Federal Tax Codes. This provision shall not apply to any standard equipment normally used or required for the manufacture of Product or for additional standard equipment required to increase production capacity or efficiency at Abbott's manufacturing plant.

      8.5.4 Abbott shall manufacture Product in conformance with the Product Specifications. Abbott shall grant Pharmacyclics reference rights to all DMFs (or equivalent information) necessary to support Pharmacyclics' applications for marketing authorizations for the Product. To effect this, Abbott shall execute Letters of Authorization to regulatory authorities worldwide permitting such regulatory authorities to consult Abbott's DMFs in their




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review of Pharmacyclics' Product marketing applications and marketing authorizations. Copies of such Authorization Letters shall be sent to Pharmacyclics. Abbott shall keep its DMFs up-to-date at all times and shall inform Pharmacyclics prior to any modifications in order to permit Pharmacyclics to amend or supplement any affected regulatory applications and files for the Product. Abbott shall label Product in accordance with label copy Pharmacyclics shall provide to Abbott. The parties may modify, by mutual agreement, such copy from time to time. Pharmacyclics shall reimburse Abbott for Abbott's actual costs of making any label copy changes that Pharmacyclics requests. In the event that the Health Authority or other regulatory authority does not accept DMFs, Abbott shall provide Pharmacyclics with all necessary information contained in the DMFs, including manufacturing, process and proprietary information, in order that Pharmacyclics may file a complete marketing authorization application directly with such Health Authority or regulatory agency.

      8.5.5 Abbott's quality control procedures and in-plant quality control checks on manufacturing the Product for Pharmacyclics shall be applied in the same manner as Abbott applies such procedures and checks to products Abbott manufactures and sells for itself. In addition, Abbott will test and release to Pharmacyclics Product in accordance with the test methods set forth on Exhibit
8.5.5 to assure that Product conforms to the Product Specifications. Both the Product test methods and the Product Specifications may be changed from time to time by agreement of the parties.

      8.5.6 Pharmacyclics (or its designated agent) shall have the right, upon reasonable written notice to Abbott, to conduct during normal business hours a GMP quality assurance audit and inspection of Abbott's records and production facilities relating to the manufacture of





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Product, and follow-up audits as necessary. Such audits and inspections may be conducted prior to production of the first commercial Product order placed by Pharmacyclics and thereafter once each calendar year. In addition, Abbott shall permit Pharmacyclics (or its designated agent), upon reasonable written notice, to enter those areas of Abbott's production and quality control facilities devoted to the Product and to examine production and quality control records relating to the Product at reasonable times, and accompanied by an authorized Abbott representative, in order to audit production of the Product or as required to complete timely investigations of Product quality. Visits by Pharmacyclics to Abbott's production facilities may involve the transfer of Confidential Information and shall be subject to the terms of Article 12 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 12 and shall not be disclosed to third persons, including, but not limited to, the FDA and other government regulatory agencies, unless required by law and upon prior written notice to Abbott.

      8.5.7 All Product shipped to Pharmacyclics shall include a Certificate of Analysis. Pharmacyclics shall have a period of sixty (60) days from the date of receipt of Product to inspect and reject any shipment of Product on the grounds that it does not conform with Product Specifications. Pharmacyclics shall have the right to return at Abbott's cost any Product which does not conform. All or part of any shipment shall be held for Abbott's disposition and at Abbott's expense if found to be not in conformance with Product Specifications, provided Abbott confirms such nonconformance through test methods described in Exhibit
8.5.5 and other mutually acceptable quality control procedures and provided further that such nonconformance is not due to Drug Substance supplied by Pharmacyclics hereunder. Any Product not rejected by Pharmacyclics pursuant to this Subparagraph 8.5.7 shall be deemed accepted and all claims with



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respect to Product not conforming with Product Specifications waived by
Pharmacyclics, except as to latent defects which are not reasonably discoverable.

      Provided, however, if Pharmacyclics rejects any shipment of Product pursuant to this Section 8.5.7 (including for latent defects) and Abbott disagrees that the rejection was reasonable and the parties can not agree within five (5) days of initiating good faith negotiations, the parties shall use a mutually agreed upon third party to test the Product and any relevant information to determine whether the Product meets the Product Specifications. The findings of such third party shall be binding on both parties. If the third party determines that the Product meets the Product Specifications, Pharmacyclics shall pay the cost of employing such third party and Pharmacyclics shall be deemed have accepted the Product shipment. Alternatively, if the third party determines that the Product does not meet the Product Specifications, Abbott shall pay the cost of employing such third party and Abbott shall credit Pharmacyclics' account for the cost of the Drug Substance.

      8.5.8 Pharmacyclics shall notify Abbott of any Product complaints involving Abbott's packaging in sufficient time to allow Abbott to evaluate the complaints and assist Pharmacyclics in responding to such complaints. Abbott shall notify Pharmacyclics of any Product complaints in sufficient time to allow Pharmacyclics to evaluate the complaints and assist Abbott in responding to such complaints.

      8.5.9 Recalls. Pharmacyclics shall notify Abbott promptly if any Product is the subject of a recall, market withdrawal or correction, and Pharmacyclics and/or its designee shall have sole responsibility for the handling and disposition of such action(s). Pharmacyclics and/or its designee shall bear the costs of all recalls, market withdrawals or corrections of Product unless





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such action(s) shall have been the result of Abbott's breach of any of the warranties set forth in Paragraph 8.9 hereof, in which case Abbott shall bear the cost of such action(s), including the transportation and destruction of the Product, and shall also credit Pharmacyclics for the price paid by Pharmacyclics for the Product; provided, however, Abbott's liability for product recall expense hereunder shall in no event exceed the total value of monies Pharmacyclics has paid (to date) to Abbott hereunder. Pharmacyclics and/or its designee shall serve as the sole point (for so long as Abbott determines, in its reasonable discretion, that Abbott does not have a significant business interest at stake) of contact with the FDA or other Health Authority concerning any recalls, market withdrawals or corrections with respect to the Product.

      8.6 Price and Payment

      8.6.1 Product shall be delivered by Abbott at prices set forth in Exhibit
8.6.1 of this Agreement.

      8.6.2 Abbott shall invoice Pharmacyclics upon delivery of Product for quantity shipped. Payment shall be made by Pharmacyclics net thirty (30) days from the date of receipt of Abbott's invoice.

      8.6.3 Pharmacyclics shall pay any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement.

      8.7 Delivery

      Product shall be delivered to Pharmacyclics, F.O.B. Abbott's plant at North Chicago, Illinois or other plant agreed upon by Pharmacyclics and Abbott. Title shall pass to



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Pharmacyclics at Abbott's North Chicago, Illinois plant . Shipment shall be via a carrier that Pharmacyclics designates and to such destination that Pharmacyclics requests in writing.

      8.8 Orders and Forecasts

      8.8.1 Pharmacyclics shall, within one hundred twenty (120) days after filing its NDA for the Product, provide Abbott with a written estimate of Pharmacyclics' quarterly requirements for commercial Product for the first year. Abbott acknowledges that such quantities are estimates only. Provided, further, Pharmacyclics shall have the right to order Product for clinical trials prior to filing an NDA.

      8.8.2 Abbott and Pharmacyclics shall cooperate fully in estimating and scheduling production for the first commercial order that Pharmacyclics shall place in anticipation of regulatory approval of the Product.

      8.8.3 Pharmacyclics shall place its first firm commercial order within three (3) months following its receipt of its first approved Product NDA. At the same time, Pharmacyclics shall provide to Abbott Pharmacyclics' estimate of its quarterly requirements for the next succeeding nine (9) calendar month period.

      8.8.4 Prior to expiration of the first three (3) calendar month period following the first Product regulatory approval date, Pharmacyclics shall place a firm order for the next consecutive three (3) month period. Thereafter, Pharmacyclics shall place its firm quarterly orders no later than ninety (90) days prior to the commencement of each succeeding three (3) calendar month period. At the time firm quarterly orders are placed, Pharmacyclics shall give Abbott Pharmacyclics' estimate of its quarterly requirements for the next succeeding nine (9) calendar month period.




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      8.8.5 Each purchase order for Product shall be governed by the terms of this Agreement and none of the provisions of such purchase order shall be applicable except those specifying quantity ordered, delivery dates, special shipping instructions and invoice information.

      8.9 Guarantees and Warranties

      8.9.1 Pharmacyclics guarantees to Abbott that all Drug Substance delivered to Abbott pursuant to this Agreement shall at the time of delivery not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of such Act be introduced into interstate commerce.

      8.9.2 Abbott guarantees to Pharmacyclics that Product delivered to Pharmacyclics pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of such Act be introduced into interstate commerce.

      8.9.3 Abbott represents and warrants to Pharmacyclics that Product shall be free from defects in material and workmanship and shall be manufactured and provided by Abbott (i) in accordance and conformity with the Product Specifications and in compliance with this Agreement and (ii) in compliance with all applicable statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the United States Food and Drug Administration (including, without limitation, compliance with GMPs). Abbott shall also use reasonable commercial best efforts to comply with European Union GMP requirements.

      The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by the Drug Substance that Pharmacyclics supplies to Abbott. Notwithstanding Subparagraph 8.9.4, solely with respect to replacement Product the provisions of Subparagraphs 8.5.1 and 8.5.7 shall be Pharmacyclics' sole and exclusive remedy for non-conforming or defective Product. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT. Neither party shall be liable to the other for indirect, incidental or consequential damages resulting from any breach of this Agreement.

      8.9.4 Abbott shall indemnify and hold Pharmacyclics, its affiliates, officers, directors and employees harmless from and against all claims, causes of action, settlement costs, including reasonable attorney's fees, losses or liabilities of any kind related to this Agreement and asserted by third persons which arise out of or are attributable to 1) any intentional wrongful act or any negligent act or omission on the part of Abbott's employees, agents or representatives, 2) the lack of safety or efficacy of the I.V. bags glass bottles supplied by Abbott resulting from the manufacture or sterilization performed by Abbott hereunder or 3) Abbott's intellectual property rights relating to the manufacturing methods and processes Abbott employs to manufacture the Product, including those rights associated with the attendant bottles, bag, and/or Delivery Systems. Pharmacyclics shall indemnify and hold Abbott, its affiliates, officers, directors and employees harmless from and against all claims, causes of action, settlement costs, including reasonable attorney's fees, losses or liabilities of any kind related to this Agreement and asserted by third persons which arise out of or are attributable to 1) any intentional wrongful act or any negligent act or omission on the part of Pharmacyclics' employees, agents or representatives, 2) involve the use of or lack of safety or efficacy of Drug Substance, Drug or Product or
3) Pharmacyclics intellectual property rights relating to the Drug. Provided, however, neither party shall indemnify the other party for any claim, cause of action, settlement costs, loss or liability arising out of or attributable to such other party's breach of its obligations under this Agreement.

      8.9.5 Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under this Subparagraph. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim.

      With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.


9. PRESS RELEASE.

      After execution of this Agreement either party may issue a press release or other public announcement regarding the Agreement; provided, however, any such release or announcement shall be submitted prior to its issuance to the other party for review, approval and release timing. If a party hereto has an affirmative legal duty to publicize information relating to the subject matter hereof, the parties agree that this Article 9 shall not be construed to restrict such party from performing such duty.

10. NO EXPRESS OR IMPLIED LICENSE.

      No license, express or implied, is granted to Pharmacyclics to use Abbott proprietary technology, know-how or rights relating to the Delivery Systems, the associated administration sets or filters, or formulation of I.V. solutions other than for the purposes of this Agreement. If

Abbott deems, in its sole discretion, any improvement or invention patentable related to Abbott's proprietary technology, know-how or rights relating to the Delivery Systems, or formulation of I.V. or glass bottle solutions, and made or reduced to practice in the course of this Agreement by Abbott, then Abbott shall be entitled to apply for patent protection on such improvements or inventions at Abbott's expense and risk. No license, express or implied, is granted to Abbott to use Pharmacyclics' proprietary technology, know-how or rights relating to the Drug, other than for the purposes of this Agreement. If Pharmacyclics in its sole discretion deems patentable any improvement or invention related to Pharmacyclics' proprietary technology, know-how or rights relating to the Drug, then Pharmacyclics shall be entitled to apply for patent protection on such improvements or inventions at its expense and risk.

11. TERM AND TERMINATION.

      11.1 This Agreement shall commence on the Effective Date and the initial term shall expire at the end of the fifth Contract Year. Thereafter, the term shall continue automatically until terminated. This Agreement may be terminated upon expiration of such five-year term upon not less than twenty-four (24) months prior written notice from one party to the other. Thereafter this Agreement may be terminated upon not less than twenty-four (24) months prior written notice from one party to the other.

      11.2 Pharmacyclics may terminate the product development project as described in Article 2 at any time upon one hundred and twenty (120) days prior written notice if Pharmacyclics determines, in good faith, that the Product is not technically or commercially feasible. Abbott may terminate the product development project as described in Article 2 at any time upon one hundred and twenty (120) days prior written notice if Abbott determines, in good faith, that the Product is not technically feasible. If the product development project is terminated, Abbott shall advise Pharmacyclics of Abbott's actual research and development costs on the product development project. Based upon Abbott's actual costs and Pharmacyclics' payments to Abbott, an appropriate adjustment, negotiated in good faith, shall be made. If Pharmacyclics requests, Abbott shall provide to Pharmacyclics a summary of costs payable pursuant to this Paragraph. After Pharmacyclics makes full payment of any adjustment required by this Paragraph, this Agreement shall terminate.

      11.3 Either party may terminate this Agreement by giving to the other sixty (60) days prior written notice as follows:

      a.    Upon the bankruptcy or the insolvency of the other party; or

      b. Upon the breach of any warranty or any other material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default.

      11.4 Upon termination (not resulting from a breach by Abbott) pursuant to this Article 11, Pharmacyclics shall reimburse Abbott for Abbott's cost of all supplies purchased and on hand or on order, if such supplies were ordered by Abbott based on firm purchase orders or Pharmacyclics estimates of its requirements of Product and such supplies cannot be reasonably used by Abbott for other purposes. Abbott shall invoice Pharmacyclics for amounts due hereunder. Payment shall be made pursuant to Subparagraph 8.6.2.

      11.5 In the event of any termination, Abbott shall return any remaining inventory of Drug Substance and Product to Pharmacyclics at Pharmacyclics' expense, unless such termination shall have been as a result of a breach of this Agreement by Abbott, in which case such inventory shall be returned at Abbott's expense.

12. CONFIDENTIAL INFORMATION.

      12.1 It is recognized by the parties that during the term of this Agreement the parties will exchange Confidential Information. Abbott agrees that it shall not disclose Confidential Information received from Pharmacyclics, and shall not use Confidential Information disclosed to it by Pharmacyclics for Abbott's benefit (other than as provided herein) or for the benefit of any third person. Pharmacyclics agrees that it shall not disclose Confidential Information received from Abbott, and shall not use Confidential Information disclosed to it by Abbott for Pharmacyclics' benefit (other than as provided herein) or for the benefit of any third person. For purposes of this Agreement, Confidential Information shall include all information disclosed hereunder in writing and identified as being confidential or if disclosed orally is reduced to writing within thirty (30) days of oral disclosure and identified as being confidential, except any portion thereof which:

      a. is known to the recipient before receipt thereof under this Agreement;

      b. is disclosed in good faith to the recipient after acceptance of this Agreement by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

      c. is or becomes part of the public domain through no fault of the recipient;

      d. is developed by the recipient independently of information disclosed hereunder as evidenced by the recipient's written records or other competent evidence; or

      e.    is required by law to be disclosed.

      Notwithstanding the above, nothing contained in this Agreement shall preclude Pharmacyclics or Abbott from utilizing Confidential Information as may be necessary in prosecuting patent rights of the parties pursuant to Article 12 hereof, or obtaining governmental marketing approvals, or in manufacturing Product pursuant to this Agreement; provided that each party shall use efforts to maintain the confidentiality of the other party's Confidential Information at least commensurate with its own efforts to protect its own Confidential Information. The obligations of the parties relating to Confidential Information shall expire ten (10) years after the termination of this Agreement.

13. FORCE MAJEURE.

      13.1 Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

      13.2 If Abbott becomes subject to an event of force majeure or problems are encountered which interfere with production of Product at Abbott's North Chicago plant, the parties shall mutually agree on implementation of an agreed upon action plan to transfer production to another Abbott plant, contemplated on the date of this Agreement to be at Abbott's Rocky Mount, North Carolina plant. However, if Abbott transfers production of the Product to another Abbott plant for other than an event of force majeure, Abbott shall be responsible for equipment and validation expenses. Parties shall meet after the execution of this Agreement and at the request of either party to discuss and define such an action plan.

14. NOTICES.

      All notices hereunder shall be delivered personally, or by registered or certified air mail, postage prepaid, to the following addresses of the respective parties:

To:            Pharmacyclics:
               Marc Steuer
               VP Business Development
               995 E. Arques Ave.
               Sunnyvale, CA 94086


With copy to:  General Counsel
               995 E. Arques Ave.
               Sunnyvale, CA 94086

To:            Abbott Laboratories
               100 Abbott Park Road
               Abbott Park, Illinois 60064-3500 U.S.A.
               Attention: General Counsel

With copy to:  President,
               Hospital Products Division

With copy to:  Domestic Legal Operations
               100 Abbott Park Road
               Abbott Park, IL 60064-3500
               Attention: Divisional Vice President

      Notices shall be effective upon receipt if personally delivered or delivered by facsimile, or on the third business day following the date of mailing. A party may change its address listed above by notice to the other party.

15. APPLICABLE LAW AND ALTERNATIVE DISPUTE RESOLUTION.

      15.1 This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, except for its or any other jurisdiction's choice of law rules.

      15.2 Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties' rights and obligations under this Agreement. Both parties agree that such disputes (except for those disputes relating to Product conformance which shall be addressed in the manner described in Subparagraph 8.5.7 hereof) shall be resolved by Alternative Dispute Resolution ("ADR") in accordance with the procedure set forth in Exhibit 15.2.


16. ASSIGNMENT.

      Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however, 1) either party may assign this Agreement to one of its wholly owned subsidiaries without the other party's consent, or 2) either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

17. ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

18. SEVERABILITY.

      This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall he interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19. WAIVER - MODIFICATION OF AGREEMENT.

      No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

20. EXHIBITS.

      All Exhibits referred to herein are hereby incorporated by reference thereto.

21. SUBLICENSEES.

      Abbott shall negotiate in good faith to enter into a Development and Supply Agreement with Pharmacyclics' sublicensees which would contain such representations, warranties, indemnities, covenants and provisions normally associated with pharmaceutical manufacturing/supply arrangements and be similar to those contained in this Agreement.

      The parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives on the date first above written.

ABBOTT LABORATORIES                 PHARMACYCLICS
By /s/                                         By /s/
   -------------------------------                ----------------------------

Name (Printed) Richard A. Gonzalez             Name (Printed) Marc Steuer
              --------------------                           -----------------

Title   SVP/ President                         Title  SVP/CFO
     -----------------------------                  --------------------------

Date  7/28/98                                   Date  24 June 98
    -------------------------                      ---------------------------

                        Development and Supply Agreement
                                  Pharmacyclics
                                       and
                               Abbott Laboratories
                                   Exhibit 1.5

                          Drug Substance Specifications


Parameter                           Specification

-------------------------------------------------------------------------------

DRUG SUBSTANCE           PART NUMBER: [***]
FINAL PRODUCT
SPECIFICATIONS           SPECIFICATION REVISION NUMBER:     1

-------------------------------------------------------------------------------

     ITEM: [***]

-------------------------------------------------------------------------------
QUALITY APPROVAL    DATE           EXPIRATION PERIOD: TBD
                                   SAMPLE SIZE: [***]
[SIG]               14 APR 98      RETAINED SAMPLE:[***]

CHEMICAL FORMULA: [***]            FORMULA WT:[***]

DESCRIPTION:  [***]                PRECAUTIONS IN HANDLING: SEE MSDS

STORAGE CONDITIONS: [***]

-------------------------------------------------------------------------------


TESTING REQUIREMENTS               METHOD                         SPECIFICATIONS
[***]                              [***]                           [***]


-------------------------------------------------------------------------------

*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

         PROCEDURE UTILIZING F-0020: SPECIFICATIONS COMMITTEE (QAM-005)

PART NUMBER:                   FP-LL#. Issued by Quality Assurance Department

SPECIFICATION EDITION NUMBER:  First issuance = 1, second = 2, etc...

ITEM:                          Final Product's name

EXPIRATION DATE:               The expiration date is assigned by the PCYC
                               Quality Assurance Department

RETAINED SAMPLE:               A quantity sufficient to perform all required
                               tests at least twice. Cannot be used without written authorization from the head of the Quality Assurance Department

SAMPLE SIZE:                   A quantity sufficient to perform all required
                               tests

TESTING REQUIREMENTS:          Names of tests performed

METHOD:                        Designated method numbers (QCM-###)

SPECIFICATIONS:                Parameters within which test results must fall in
                               order to allow the Quality Control Department to release the Final Product

                        Development and Supply Agreement
                                  Pharmacyclics
                                       and
                               Abbott Laboratories
                                  Exhibit 1.13

                             Product Specifications

--------------------------------------------------------------------------------
DRUG PRODUCT                  PART NUMBER: [***]
FINAL PRODUCT                                                         [LOGO]
SPECIFICATIONS                SPECIFICATION EDITION NUMBER: 2

--------------------------------------------------------------------------------
ITEM: [***]
--------------------------------------------------------------------------------
QUALITY ASSURANCE APPROVAL         DATE

[SIG]                              7 AUG 96
--------------------------------------------------------------------------------

TESTING REQUIREMENTS               METHOD              SPECIFICATIONS

       [***]                        [***]                   [***]








--------------------------------------------------------------------------------

*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

         PROCEDURE UTILIZING F-0012: SPECIFICATIONS COMMITTEE (QAM-005)

PART NUMBER: FP-LL#. Issued by Quality Assurance Department.

SPECIFICATION EDITION NUMBER: First issuance = 1, second = 2, etc.

ITEM: Final Product's name.

COMPOSITION: A listing of the product's components.

% DEFINED AS (W/V): (Weight (grams) of component + unit volume of Final Product) X 100

EXPIRATION DATE: The expiration date is assigned by the Pharmacyclics Quality Assurance Department.

RETAINED SAMPLE: A quantity sufficient to perform all required tests at least twice. Cannot be used without written authorization from the head of the Quality Assurance Department.

SAMPLE SIZE: A quantity sufficient to perform all required tests.

   DRUG PRODUCT                  PART NUMBER: [***]
   FINAL PRODUCT
   SPECIFICATIONS                SPECIFICATION EDITION NUMBER: 2

--------------------------------------------------------------------------------
  Item: [***]
--------------------------------------------------------------------------------
                                                  EXPIRATION DATE: TBD
  QUALITY ASSURANCE APPROVAL        DATE          STORAGE CONDITIONS: [***]
                                                  RETAINED SAMPLE: [***]
     [SIG]                        7 Aug. 96       SAMPLE SIZE: [***]

--------------------------------------------------------------------------------


COMPOSITION                               PERCENT DEFINED AS [w/v]
 [***]                                             [***]


--------------------------------------------------------------------------------



*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

         PROCEDURE UTILIZING F-0012: SPECIFICATIONS COMMITTEE (QAM-005)

PART NUMBER: FP-LL#. Issued by Quality Assurance Department.

SPECIFICATION EDITION NUMBER: First issuance = 1, second = 2, etc.

ITEM: Final Product's name.

COMPOSITION: A listing of the product's components.

% DEFINED AS (W/V): (Weight (grams) of component + unit volume of Final Product) X 100

EXPIRATION DATE: The expiration date is assigned by the Pharmacyclics Quality Assurance Department.

RETAINED SAMPLE: A quantity sufficient to perform all required tests at least twice. Cannot be used without written authorization from the head of the Quality Assurance Department.

SAMPLE SIZE: A quantity sufficient to perform all required tests.

                    Development and Supply Agreement
                             Pharmacyclics
                                  and
                          Abbott Laboratories
                             Exhibit 8.6.1

                             Product Prices


     Premix Bottle          50 mL Fill Volume        200 mL Fill Volume
-------------------------------------------------------------------------
[***]                             [***]                   [***]


    Premix CR3 Flexible
         Container           50 mL Fill Volume         200 mL Fill Volume
  ------------------------------------------------------------------------
  [***]                            [***]                   [***]

Prices are firm through 1999. Beginning January 1, 2000 and on each succeeding January 1 during the term hereof, prices may be adjusted by Abbott. Price adjustment shall be effective for deliveries beginning January 1 of each year. Such adjustment shall not exceed the annual percentage increase for the most recent twelve (12) month period for which figures are available in the Price Index, Pharmaceutical Preparations, Ethical (Prescription), Commodity Code 06-35, issued by the Bureau of Labor Statistics, U.S. Department of Labor times a factor of [***].

The price per bottle is for Product packaged twelve (12) unites per corrugate shipper. The price per flexible container is for Product packaged in twenty-four
(24) units per corrugate shipper.


*** Indicates that material has been omitted and confidential treatment requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                        Development and Supply Agreement
                                  Pharmacyclics
                                       and
                               Abbott Laboratories
                                  Exhibit 8.5.5

                              Product Test Methods

                        Development and Supply Agreement
                                  Pharmacyclics
                                       and
                               Abbott Laboratories
                                    Exhibit 3

                        Drug Solution Extractable Studies

                        Development and Supply Agreement
                                  Pharmacyclics
                                       and
                               Abbott Laboratories
                                  Exhibit 15.2

                         Alternative Dispute Resolution

The parties recognize that bona fide disputes may arise which relate to the parties' rights and obligations under this Agreement. Both parties agree that in the event of such a dispute, they shall refer the dispute to the respective presidents or their equivalents (the "Resolution Officers") of the affected business units. The Resolution Officers will endeavor, in good faith, to resolve the dispute.

In the event the Resolution Officers are unable to resolve the dispute within fifteen (15) days of the day the dispute is first referred to the Resolution Officers and the dispute relates solely to a Technical or Regulatory Matter (as defined below), the parties shall, within fifteen (15) days of the date on which the Resolution Officers have determined they are unable to resolve the dispute, select a mutually agreeable outside consulting firm which they will instruct to review the details of the dispute and any submissions from the parties. The consulting firm will then issue a binding ruling on the Technical or Regulatory Matter. Such binding ruling shall be issued within thirty (30) days of the date on which the matter is first presented to the consulting firm.

If the consulting firm agrees with Pharmacyclics' position on the Technical or Regulatory Matter, Abbott will pay the fees and costs of such consulting firm. If the consulting firm agrees with Abbott's position on the Technical or Regulatory Matter, Pharmacyclics will pay the fees and costs of such consulting firm. If the consulting firm agrees in part with Pharmacyclics' position and in part with Abbott's position on the Technical or Regulatory Matter, the consulting firm will determine how its fees and costs shall be divided between the parties.

In the event the Resolution Officers are unable to resolve the dispute within fifteen (15) days of the day the dispute is first referred to the Resolution Officers and the dispute does not relate solely to a Technical or Regulatory Matter, the parties will consider in good faith resolving the dispute through alternative dispute resolution techniques before pursuing litigation. Notwithstanding the foregoing, neither party shall be precluded, at any time, from seeking relief of any nature in an applicable court of law.

For purposes of this Section, "Technical or Regulatory Matter" shall mean any matter concerning whether (i) the relevant specifications are being met; or (ii) Product is manufactured in accordance with GMP and other applicable statutes, laws, rules and regulations.